Exhibit 10.aa

UNIZAN BANK, NATIONAL ASSOCIATION

AMENDED GROUP TERM CARVE OUT PLAN

THE GROUP TERM CARVE OUT PLAN entered into as of the 1st day of May, 2001, by and between the United National Bank & Trust Company, an OCC-chartered, FDIC-insured national bank with its main offices in Canton, Ohio, and each of the Participants selected to participate in the Group Term Carve Out Plan (each a “Participant”) is hereby amended and restated as of this 19th day of June, 2003. As amended and restated, this Amended Group Term Carve Out Plan is hereinafter referred to as the “Plan.”

INTRODUCTION

Unizan Bank, National Association, successor by merger to United National Bank & Trust Company (the “Bank”), wishes to attract and retain highly qualified executives. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1 “Base Annual Salary” means the current base annual salary of the Participant at the earliest of (1) the date of the Participant’s death; (2) the date of the Participant’s Disability; (3) the date the Participant’s employment with Unizan Financial Corp. or the Bank terminates within three years after a Change in Control (except for Termination for Cause); (4) the Participant’s Early Retirement Date; or (5) the Participant’s Normal Retirement Date. Current Base Annual Salary shall be defined by reference to compensation of the type that would be required to be reported by Securities and Exchange Commission Rule 228.402(b) (17 CFR 228.402(b)), specifically column (c) of that rule’s Summary Compensation Table (or any successor provision).

1.2 “Change in Control” means in the case of those Participants who are parties to a severance agreement with Unizan Financial Corp. the definition of Change in Control specified in that severance agreement. For all other Participants, Change in Control means that the Bank has terminated the Participant’s employment for any of the following reasons:

(a)

Merger: Unizan Financial Corp. merges into or consolidates with another corporation, or merges another corporation into Unizan Financial Corp., and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of Unizan Financial Corp.’s voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term person means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity;

(b)	Acquisition of Significant Share Ownership: a report on Schedule 13D or Schedule TO (or any successor schedule, form or report) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 15% or more of a class of Unizan Financial Corp.’s voting securities (but this subsection 1.2(b) shall not apply to beneficial ownership of voting shares of Unizan Financial Corp. held by a Subsidiary (defined as an entity in which Unizan Financial Corp. directly or indirectly beneficially owns 50% or more of the outstanding voting securities) of Unizan Financial Corp. in a fiduciary capacity);

(c)	Change in Board Composition: during any period of two consecutive years, individuals who constitute the Board of Directors of Unizan Financial Corp. at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that—for purposes of this subsection 1.2 (c)—each director who is first elected by the Board (or first nominated by the Board for election by shareholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(d)	Sale of Assets: Unizan Financial Corp. sells to a third party substantially all of Unizan Financial Corp.’s assets. For purposes of this Agreement, sale of substantially all of Unizan Financial Corp.’s assets includes sale of the Bank.

1.3 “Compensation Committee” means either the Compensation Committee designated from time to time by the Bank’s Board of Directors (as of the date this Plan is created, the Bank identifies the board committee performing this function as the Unizan Financial Corp. Compensation and Pension Committee) or a majority of the Bank’s Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee.

1.4 “Disability” means the Participant suffers a sickness, accident or injury that is determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon request of the Bank.

1.5 “Early Retirement Age” means the first day of the month following the Participant’s 55th birthday, provided the Participant has at least 10 Years of Service with the Bank on that date. If the Participant does not have 10 years of service with the Bank by the first day of the month following the date of his 55th birthday, the Participant’s Early Retirement Age means the date on which the Participant has 10 years of service with the Bank, provided such 10 Years of Service occurs before the Participant’s Normal Retirement Age.

1.6 “Early Termination” means the Termination of Employment before Early Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.7 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.8 “Insured” means the individual whose life is insured.

1.9 “Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.10 “Normal Retirement Age” means the Participant attaining age 65, but for Roger L. Mann Normal Retirement Age is age 64.

1.11 “Normal Retirement Date” means the later of the Normal Retirement Age or the date that the Participant terminates or is terminated for any reason other than Termination for Cause.

1.12 “Participant” means the employee designated by the Compensation Committee as eligible to participate in the Plan and who has elected in writing to participate in the Plan and signs a Split Dollar Endorsement for the Policy in which he or she is the Insured.

1.13 “Policy” or “Policies” means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant’s life under this Plan.

1.14 “Plan” means this instrument, including all amendments thereto.

1.15 “Terminated for Cause” or “Termination for Cause” means in the case of those Participants who are parties to a severance agreement with Unizan Financial Corp. the definition of termination for cause specified in that severance agreement. For all other Participants, Termination for Cause or Terminated for Cause means that the Bank has terminated the Participant’s employment for any of the following reasons:

(a)	Gross negligence or gross neglect of duties;

(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant’s employment and resulting in an adverse effect on the Bank. No act, or failure to act, on the Participant’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.

1.16 “Years of Service” means the total number of consecutive twelve-month periods during which the Participant serves as an employee of the Bank.

Article 2

Participation

2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time Participants that are eligible to participate in this Plan.

2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement for each Policy. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. An executive’s participation is limited to Policies for which he or she is the Insured. Exhibit A attached hereto sets forth the original Insured Participants and the Policies on their lives as of May 1, 2001, when the Plan was entered into by the Bank’s predecessor, United National Bank & Trust Company.

2.3 Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if any of the following events occur:

(a)	If the Participant is Terminated for Cause,

(b)	If the Participant’s employment with the Bank is terminated prior to the Early Retirement Age for reasons other than Disability or Change in Control, or

(c)	If the Participant terminates employment due to Disability and thereafter becomes gainfully employed with an entity other than the Bank.

If the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

Article 3

Policy Ownership/Interests

3.1 Participant’s Interest. With respect to each Policy, the Participant or the Participant’s assignee shall have the right to designate the beneficiary of one of the following death benefit amounts:

(a)	Pre-Retirement Death Benefit. If the Participant was employed by the Bank at the time of death, the death benefit shall be the lesser of (1) two times the Participant’s current Base Annual Salary; or (2) $1,000,000, in either case, less the participant’s $50,000 group term life insurance benefit under the Bank’s group term life insurance policy.

(b)	Post-Retirement Death Benefit. If the Participant was no longer employed by the Bank at the time of death but had terminated employment

•	due to Disability,

•	or on or after Early Retirement Age, or

•	within three years after a Change in Control,

the death benefit shall be the lesser of (1) one times the Participant’s Base Annual Salary at the time of termination of employment or (2) $1,000,000.

The Participant shall also have the right to elect and change settlement options with the consent of the Bank and the Insurer as long as the Policy is in place. The rights granted by this Section 3.1 do not supersede the Bank’s right to cancel a Policy without replacement.

3.2 Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership, including but not limited to the right to cancel a Policy or Policies without replacement. For any Policy cancelled by the Bank without replacement, the Bank shall nevertheless pay or cause to be paid to the beneficiary(ies) designated by the Participant death proceeds in the amount specified in Section 3.1. For any Policy not cancelled, the Bank shall be the direct beneficiary of any death proceeds remaining after the Participant’s interest has been paid under Section 3.1.

Article 4

Premiums

4.1 Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2 Imputed Income. The Bank shall impute income to the Participant in an amount equal to the current term rate for the Participant’s age multiplied by the net death benefit payable to the Participant’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 5

Assignment

A Participant may assign without consideration to any person, entity, or trust all interests in the Bank’s obligation to the Participant under this Plan. If the Participant transfers all of the Participant’s interest in the Bank’s obligation, then all of the Participant’s interest in the obligation shall be vested in the Participant’s transferee, who shall be substituted as a party hereunder, and the Participant shall have no further interest in the Bank’s obligation or in this Amended Split Dollar Agreement.

Article 6

Insurer

The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7

Claims and Review Procedure

7.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1	Initiation — Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

7.1.2	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

7.1.3.1	The specific reasons for the denial,

7.1.3.2	A reference to the specific provisions of the Plan on which the denial is based,

7.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

7.1.3.4	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

7.1.3.5	A statement of the claimant’s right to bring a civil action under ERISA (Employee Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.2.1	Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

7.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

7.2.5.1	The specific reason for the denial,

7.2.5.2	A reference to the specific provisions of the Plan on which the denial is based,

7.2.5.3	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

7.2.5.4	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1 Amendment or Termination of Plan. The Bank may amend or terminate the Plan at any time, and the Bank may amend or terminate a Participant’s rights under the Plan at any time before a Participant’s death by written notice to the Participant. The Bank’s right to amend or terminate the Plan includes the right to cancel a Policy or Policies without replacement.

8.2 The Policies Are Subject to the Claims of Creditors. The Policy or any comparable policy shall be subject to the claims of the Bank’s creditors.

8.3 Participant Waiver. A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this section 8.3 shall be in writing and delivered to the Bank’s board of directors.

Article 9

Miscellaneous

9.1 Binding Effect. This Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators, and transferees and any Policy beneficiary.

9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.

9.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

9.4 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.5 Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participants under this Plan other than those specifically set forth herein.

9.6 Administration. The Bank shall have powers which are necessary to administer this Plan, including but not limited to:

(a)	Interpreting the provisions of the Plan;

(b)	Establishing and revising the method of accounting for the Plan;

(c)	Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

9.7 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.8 Severability. If for any reason any provision of this Plan is held invalid such invalidity shall not affect any other provision of this Plan not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Plan shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, not held so invalid, and the rest of such provision, together with all other provisions of this Plan shall, to the full extent consistent with the law, continue in full force and effect.

9.9 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

IN WITNESS WHEREOF, the Bank has executed this amended and restated Plan as of the date indicated above.

BANK UNIZAN BANK, NATIONAL ASSOCIATION

By

Title Senior Vice President: HumanResources